ADDENDUM TO LEASE


     WESTINGHOUSE ROAD VENTURES, LTD., a Texas Limited Partnership, as successor-in-interest to William M. Booth d/b/a Westinghouse Road Ventures, a sole proprietorship, as successor-in-interest to Westinghouse Road Joint Venture, a Texas Joint Venture ("Lessor") and TRIPLE S PLASTICS, INC., a Michigan Corporation ("Lessee") entered into a commercial Real Estate Lease on May 22, 1995, for the lease of certain premises situated on seven acres of land, more or less, located on County Road 116 at the Northeast corner of Westinghouse Road, Williamson County, Texas, and which is more particularly described in the Lease as Building One. A true and correct copy of the lease and all of its subsequent amendments are attached hereto as Exhibit 1 and are hereinafter collectively referred to as the "Lease".

     This is an amendment to the terms of the Lease. If not identified in this amendment, the terms and conditions of the original shall remain in full force and effect and shall govern the rights and obligations of the parties.

     Leased Premises:

     The Lease originally covered only the property identified as Building One located on the tract. In consideration of the mutual covenants and agreements set forth in the Lease and in this Addendum, Lessee does hereby further lease a commercial building known as Building Two, its parking, outside storage, and common areas, which is adjacent to Building One (more specifically located at 109 Park Central Boulevard, being the most northerly building situated on Lot 1, Block 1 of Park Central Subdivision, Section 1, in Williamson County, Texas).

     Term:

     The lease of building Two shall commence on January 1, 2000 and shall terminate on July 31, 2003.

     Rental Payments for Building Two:

     In addition to the current rental payments for Building One, Lessee shall pay to Lessor for the lease of Building Two $8,000.00 per month (hereinafter the "basic rent") beginning on January 1, 2000 and continuing on the first day of every month thereafter through July 31, 2002, afterwhich the basic rent shall increase to $8,400 per month through the end of the lease term.

     As additional obligation Lessee shall pay to Lessor an amount of money equal to the amount Lessor is required to pay for all casualty (fire and extended coverage) and general liability insurance on the Building Two. Such payments shall be made to Lessor within fifteen (15) days of Lessee's receipt of a statement of the amount due, supported by documents detailing the amounts to be paid. Lessee is only responsible for future reasonable coverage increases as a result of Lessee's use or improvements to the premises. In lieu of such payment, Lessee shall have the option to obtain and maintain its own insurance coverage pursuant to Article 11 of the Lease and shall provide proof of such coverage to Lessor on or before January 1, 2000.

     As additional obligation Lessee shall pay to Lessor an amount of money equal to the amount Lessor is required to pay for ad valorem taxes and ad valorem tax related expenses on the Building Two, including but not limited to ad valorem taxes, state equalization factors, if any, assessments, and the expense of contesting the amount and validity of any such taxes. Lessee shall not be responsible for any penalties and/or late charges associated with such taxes. Such additional rent shall not include income, estate or inheritance taxes which may accrue to Lessor as a result of its ownership of the Premises. Lessor shall retain the sole right to participate in any proceedings to establish or contest the amount of taxes assessed against the Building Two. However, Lessor agrees to work together with Lessee in good faith to evaluate whether or not particular tax assessments should be challenged.

     All sums that Lessee assumes or agrees to pay to Lessor pursuant to this Lease shall be deemed rental and, in the event of nonpayment thereof, Lessor shall have all of the rights and remedies herein provided for in case of nonpayment of base rent.

     Building Condition:

     Lessee accepts the property "as is" in its current condition, subject to Lessor's responsibility for ensuring the prior tenant's completion of certain maintenance items as set forth in Exhibit 2.

EXECUTED on this 20th day of December, 1999 to be effective January 1, 2000.


Lessee:                              Lessor:

TRIPLE S PLASTICS, INC.              WESTINGHOUSE ROAD VENTURES, LTD.
                                     By BOOTH MANAGEMENT COMPANY, L.L.C.
                                     Its General Partner

By:  _/s/_MARLAN_R._SMITH____        By: _/s/_WILLIAM_M._BOOTH_______
     MARLAN R. SMITH                     WILLIAM M. BOOTH
     Chief Financial Officer             Manager